UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On May 3, 2017, Elliott issued the following letter to the Company’s employees, which was also posted by Elliott to www.NewArconic.com:

May 1, 2017

Dear Alcoa/Arconic Retirees and Employees:

You are receiving this letter because, like us, you are an owner of Arconic Inc. (“Arconic” or “the Company”), formerly known as Alcoa Inc. Unlike us, you are an employee or former employee of Arconic or Alcoa. To you a special obligation is owed: Arconic must not only produce returns but also prove worthy of its heritage.

Unfortunately, despite Arconic’s illustrious history, in recent years, our Company hasn’t been doing very well. Today, we are writing to ask for your vote on the Blue Card for the change of leadership that Arconic shareholders and its employees deserve.

To be clear: Your vote is confidential. Neither Elliott nor Arconic management will know how you voted.

We have studied Arconic’s history, and we have gotten to know its people. We’ve met “Alcoans,” and we’ve seen Arconic’s factories and its facilities first-hand. Through our efforts, we learned that beneath the layers of executive management bureaucracy is a deep well of industrial knowledge and experience. We have enormous respect and tremendous appreciation for the men and women out in the field – in Whitehall and Davenport, in Lancaster and LaPorte, in the Arconic facilities across the globe – who make this Company work. And we know that the efforts of these tens of thousands of Arconic employees today are only possible because of the hard work and dedication of the hundreds of thousands of Alcoans who have come before.

Our Plan: A New Arconic

Put the Plants First: To improve operations, Arconic must shift to an operator-centric model, decentralizing decision-making and empowering plant managers. As a very first step in that direction, Arconic must leave its Park Avenue, New York headquarters. Leaving New York will get Arconic’s corporate executives closer to the plants and the people they manage.

Focus on Operational Improvement: Arconic should develop an unrelenting focus on operational improvement. The Global Rolled Products business should focus on “filling the mill” and improving utilization. The Engineered Products & Solutions business needs to establish positions of strength in the supply chain from which it can generate returns on the capital that has been invested in the business.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

Reinvest Wisely: Management must ensure that the resulting profits from better operations are reinvested wisely. The difference between good management and bad management isn’t determined by how much money is invested, but by how well that money is spent. Since the end of 2013, Arconic has invested over $6.2 billion dollars and generated a return on that investment of 2.5%. That is not a good return on capital.

Improve the Board by Adding Operating Experience and Expertise: All four of the shareholder nominees – Chris Ayers, Elmer Doty, Bernd Kessler, and Patrice Merrin – possess extensive industry and operating experience, which you can read more about in the Appendix to this letter. Some of you may even know Chris. He is a former Alcoan, a proven operator, and a good man. Like Chris, Elmer, Bernd, and Patrice are operators. They don’t pontificate or pander, and they don’t blow smoke. They just get the job done. All four recognize the need for change at Arconic and are committed to instilling an accountable, operator-centric culture.

Select a World-Class CEO: We have identified a highly successful aerospace executive, Larry Lawson, who possesses attributes that Arconic needs in its next chief executive. Larry is the former CEO of Spirit AeroSystems. Spirit builds the 787 and other planes for Boeing. The year Larry took over, 2013, Spirit produced the worst earnings in its history. The next year, Larry’s first full year, Spirit generated its highest earnings ever and then repeated the feat the year after that. As a result of his efforts, under Larry, Spirit shares increased from under $19 to more than $47 in just three years – producing a total return for shareholders of 153%.i Whether Larry is ultimately the right choice will be determined by the Board, but make no mistake: By voting on the Blue Card for Chris, Elmer, Bernd, and Patrice, you are voting to bring in a CEO like Larry, an operator with proven experience in the aerospace industry and a history of producing results.

Our Goal: Keep Arconic’s Promises by Creating Long-Term Value for All of Arconic’s Shareholders

Our firm, Elliott Management (“Elliott” or “we”), manages funds with a combined 13.2% economic interest in Arconic, making us the Company’s largest shareholder. Our economic interest is in Arconic’s common equity. We have no special rights and enjoy no preferences. Whether you own one share of Arconic stock or one million shares, we are in the same boat as shareholders.

As of this writing, the value of our investment in Arconic is approximately $1.6 billion. Our decision to make such a large investment was not made lightly, and it wasn’t made to produce a quick buck. To increase the value of our investment in Arconic, the Company must perform better over the long haul. We are long-term investors, and we are highly committed to seeing Arconic improve in ways that will stand the test of time.

Shareholders’ Views vs. The Board’s Views

As of this writing, five of Arconic’s largest shareholders, including Elliott, have already come out publicly in support of a vote for accountability and for change (the Blue Card). The holdings of these shareholders amount to more than 20% of our Company, worth more than $2.5 billion. For better or worse, we have “put our money where our mouth is.”

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

On the other side of the ledger, the Board has encouraged you to trust its judgment over that of your fellow shareholders, despite the fact that there is virtually no alignment of economic interest between Arconic’s shareholders and the Board. Taken together, the non-executive directors collectively own 0.06% of Arconic. The majority of the shares owned by these directors were given to them, not purchased on the open market. None of them owns a stake representing a material proportion of his or her net worth.

Real change is still needed at Arconic, and you have the power to deliver it: It is through your efforts that Arconic exists today. Now it is up to you to determine its future.

We at Elliott believe Arconic has the potential – the underlying assets, the high-quality employees – to produce world-class performance and outstanding shareholder returns if it is properly led. To that end, we ask you to support the four shareholder nominees – Chris Ayers, Elmer Doty, Bernd Kessler and Patrice Merrin. Each of these individuals is committed to putting in the time, energy, and effort to make the changes necessary to achieve the results Arconic’s employees and its shareholders deserve.

Again, your vote is confidential. Neither Elliott nor Arconic management will know how you voted.

Thank you.

Elliott Management Corporation

i Dividend-Adjusted Share Price; Source: Bloomberg Market Data

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

Appendix – Shareholder Nominee Biographies

Chris Ayers is the former head of the Forging Division at Precision Castparts (“PCC”). At PCC, Chris started out as an operations manager for one of its casting facilities. Within six months he was promoted to general manager of that business. He did so well that PCC gave him multi-plant responsibility for similar facilities in England, and he was eventually promoted to lead a whole division of facilities in PCC’s forging business. After eight years, he left to join Alcoa as the COO of Alcoa’s Cast, Forged, and Extruded Products Business – part of EPS. Chris’s help was subsequently needed in the aluminum smelting business, so he was promoted to Executive Vice President and President of Global Primary Products (aluminum smelting, alumina refining and bauxite mining), which he ran for two years before leaving to become CEO of a private company. Chris is a no-nonsense operator, and he knows Arconic well.

Elmer Doty is the former President and CEO of Vought Aircraft Industries (“Vought”) – one of the largest producers of commercial and military aerostructures. Under Elmer’s leadership, Vought increased revenues from $1.3 billion to $1.9 billion and net income from negative $230 million to positive $330 million. Immediately prior to Vought, Elmer was Executive Vice President of United Defense Industries. Between United Defense and Vought, Elmer managed two businesses that were major customers of Alcoa and Arconic. Elmer has a long track record of success at improving difficult businesses through operational excellence and restructuring. He will demand the same attention to operational detail from Arconic’s management.

Bernd Kessler is the former CEO of SR Technics, a world-leading maintenance and repair organization for the civil aviation sector. Bernd has spent his career in the guts of the aerospace business. At SR Technics, Bernd’s job was simple: to fix planes – with no errors – as quickly and as cheaply as possible. He brings valuable insights from a long career as an international business executive, including as a director of Polaris Industries, former President and CEO of MTU Maintenance and former executive at Honeywell International. His strong background in engineering, operational excellence and organizational development will serve shareholders well in the boardroom.

Patrice Merrin is the former Executive Vice President and COO of Sherritt International, a publicly traded Canadian natural resources company. Patrice brings extensive experience serving as a director of some of the most complex and challenging companies, and she is currently on the Board of Directors of Glencore, Stillwater Mining, and Novadaq Technologies. Having chaired two CEO search committees, Patrice knows how to take an objective look at an organization and determine what kind of leader it needs for the challenges it faces. She is a proven change-agent with a track record of implementing sound corporate governance practices and holding management teams accountable for their performance. She possesses the ideal fortitude for Arconic at this critical time.

For questions or assistance, please contact Elliott’s proxy solicitor, Okapi Partners LLC, toll-free at 1-877-869-0171 or via email at info@okapipartners.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. Elliott urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees and in accordance with Elliott’s recommendations on the other proposals on the agenda for the 2017 Annual Meeting.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the WHITE management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our four Nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

Okapi Partners is assisting Elliott with its effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your shares of Common Stock, please contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

(212) 297-0720

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY THE BLUE CARD TODAY

Item 2: On May 3, 2017, Elliott issued the following press release, which was also posted by Elliott to www.NewArconic.com:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott Releases New Video on NewArconic.com: “Meet the Shareholder Nominees”

Shareholder Nominees Are Independent, Proven Operators, Ready to Join Arconic’s Board

Click to Watch the Video

NEW YORK (May 3, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own a 13.2% economic interest in Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today released a new video on NewArconic.com titled “Meet the Shareholder Nominees.”

The new video shows that while questions about the Company’s slate continue to linger, the independence, qualifications, and operating experience of the nominees put forward by Elliott (the “Shareholder Nominees”) are beyond debate. Specifically:

•	The Shareholder Nominees possess deep industry knowledge and extensive operating experience.

•	The Shareholder Nominees are completely independent – they will have no ties with Elliott.

•	The Shareholder Nominees would add a combined 80 years of industry experience (including at the Company and its closest competitor, Precision Castparts Corporation) to the Arconic Board.

•	One of the Shareholder Nominees is a former industrial and materials executive who has run multiple CEO searches.

•	The Shareholder Nominees would be ready on day one to start creating value for shareholders as constructive members of the Arconic Board.

Arconic’s Board has acknowledged that all of the Shareholder Nominees are highly qualified, independent and worthy of Board membership – at one point even offering to add two of them to its slate. However, at this point, we remain convinced that the only realistic way to produce the kind of change Arconic needs is through the election of all four of the highly qualified Shareholder Nominees to Arconic’s Board.

The Shareholder Nominees each have impressive track records of performance and results:

•	Chris Ayers is the former head of the Forging Division at Precision Castparts (“PCC”). At PCC, Chris started out as an operations manager for one of its casting facilities. Within six months he was promoted to general manager of that business. He did so well that PCC gave him multi-plant responsibility for similar facilities in England, and he was eventually promoted to lead a whole division of facilities in PCC’s forging business. After eight years, he left to join Alcoa as the COO of Alcoa’s Cast, Forged, and Extruded Products Business – part of EPS. Chris’s help was subsequently needed in the aluminum smelting business, so he was promoted to Executive Vice President and President of Global Primary Products (aluminum smelting, alumina refining and bauxite mining), which he ran for two years before leaving to become CEO of a private company. Chris is a no-nonsense operator, and he knows Arconic well.

•	Elmer Doty is the former President and CEO of Vought Aircraft Industries (“Vought”) – one of the largest producers of commercial and military aerostructures. Under Elmer’s leadership, Vought increased revenues from $1.3 billion to $1.9 billion and net income from negative $230 million to positive $330 million. Immediately prior to Vought, Elmer was Executive Vice President of United Defense Industries. Between United Defense and Vought, Elmer managed two businesses that were major customers of Alcoa and Arconic. Elmer has a long track record of success at improving difficult businesses through operational excellence and restructuring. He will help Arconic’s management bring an exacting attention to detail to its approach.

•	Bernd Kessler is the former CEO of SR Technics, a world-leading maintenance and repair organization for the civil aviation sector. Bernd has spent his career in the guts of the aerospace business. At SR Technics, Bernd’s job was simple: to fix planes – with no errors – as quickly and as cheaply as possible. He brings valuable insights from a long career as an international business executive, including as a director of Polaris Industries, former President and CEO of MTU Maintenance and former executive at Honeywell International. His strong background in engineering, operational excellence and organizational development will serve shareholders well in the boardroom.

•	Patrice Merrin is the former Executive Vice President and COO of Sherritt International, a publicly traded Canadian natural resources company. Patrice brings extensive experience serving as a director of some of the most complex and challenging companies, and she is currently on the Board of Directors of Glencore, Stillwater Mining, and Novadaq Technologies. Having chaired two CEO search committees, Patrice knows how to take an objective look at an organization and determine what kind of leader it needs for the challenges it faces. She is a proven change-agent with a track record of implementing sound corporate governance practices and holding management teams accountable for their performance. She possesses the ideal fortitude for Arconic at this critical time.

Elliott encourages investors to watch the video in its entirety at NewArconic.com. If shareholders compare the track record of the current Board to the expertise and performance of the highly qualified, independent Shareholder Nominees, they will agree that voting the BLUE card is what is best for Arconic.

Watch the video in its entirety at http://newarconic.com/shareholder-information/videos/meet-the-shareholder-nominees.

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

###

Item 3: On May 2, 2017, Elliott issued the following advertisements:

LinkedIn:

Item 4: On May 3, 2017, the following materials and the materials attached hereto as Exhibit 1 were posted by Elliott to www.NewArconic.com:

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Meet the Shareholder Nominees

  (Video Transcript)

NEW ARCONIC

Meet the Shareholder Nominees Video Transcript

http://newarconic.com/shareholder-information/videos/meet-the-shareholder-nominees/

[GRAPHIC + NEW ARCONIC]

[Meet the Shareholder Nominees]

NARRATOR: Arconic is in dire need of a new direction at the top, and our highly qualified, independent nominees are just the people for the job. They have a broad range of aerospace and industrial experience, with the unifying themes their operational expertise and proven track record of maximizing value for a company’s stakeholders. Don’t just take our word for it, here it from them in their own words.

[NOMINEES’ NAMES AND PICTURES FLASH ACROSS THE SCREEN AS NARRATOR SPEAKS]

Narrator: Bernd Kessler has 33 years of aerospace experience, much of it spent improving underperforming assets, and is a proven value creator with a history of building durable aftermarket franchises

[BERND KESSLER’S NAME AND PICTURE APPEARS, ALONG WITH BULLET LIST OF CREDENTIALS]

BERND F. KESSLER: ... I ran the global aftermarket business so was this business for Honeywell aerospace which is a roughly two and a half billion dollar business p&l full p&l responsibilities for about 27 facilities around the world

KESSLER: … There's a company in Germany called MTU Aero Engines which is one of the largest aerospace engine companies in the world

[BERND KESSLER’S PAST POSITION APPEARS, FOLLOWED BY MTU AERO ENGINE HOLDINGS, AG GRAPHS]

KESSLER: … I became CEO and president of the aftermarket business and the intention obviously was to increase revenue, topline, also profitability, cash etc…Within 18 months we did a very successful IPO at the Frankfurt stock exchange …. And still today MQ is one of the most successful mid-cap company in Germany doing very well.

Narrator: Chris Ayers has 23 years of aerospace industry experience, including time spent at Arconic and Precision Castparts, he brings a demonstrated ability to create value and institutional knowledge with deep relationships in Arconic’s plants.

[CHRIS AYERS’ NAME AND PICTURE APPEARS, ALONG WITH BULLET LIST OF CREDENTIALS]

CHRISTOPHER L. AYERS: I’m an engineer, I think it’s important if you are in a highly technical business that you have an engineering background… I’ve spent virtually my entire career in the aerospace world

AYERS: I’ve spent about 10 years at PCC, in the castings business, and also in the forgings business, ultimately being the president of the forgings division at Precision Castparts. Left there went to work at Alcoa and, uh, went to work at Alcoa to work in the downstream business, what is today Arconic, after a short period of time there though transferred, was asked to transfer to the upstream business and ultimately ended up running the aluminum business, what today is Alcoa after the split, uh, for about 2 ½ years as the president of that division.

Narrator: While Chris led the forged products division of PCC he achieved growth across all metrics, including both the top line and the bottom line.

[CHRISTOPHER AYERS’ PAST POSITION APPEARS, FOLLOWED BY PCC FORGINGS GRAPHS]

AYERS: Manufacturing’s not easy, you know. You have to love it. You have to love manufacturing to do that because it is 24/7. Plants are running day in and day out, there are issues coming up, people are calling. There is always a reason not to deliver. The true operators, the people that love it, are the ones that are looking beyond those reasons and are saying, “how do I still deliver the results I said I was going to deliver.” And if you don’t embrace that, operations can just run you over. If you embrace it though, those are the folks that can truly make a difference.

Narrator: Elmer Doty has 25 years of Aerospace & Defense experience. He is a proven turnaround operating expert with deep relationships with potential Arconic growth partners.

[ELMER DOTY’S NAME AND PICTURE APPEARS, ALONG WITH BULLET LIST OF CREDENTIALS]

ELMER L. DOTY: …I've got over 40 years of experience in heavy industry. I'm currently an operating executive with the Carlyle Group.

DOTY: … Our relationship started when I was executive vice president of a company named United Defense, which Carlyle purchased. In that capacity I was in charge of production of the majority of US Army and Marines light combat vehicles, which were made primarily of aluminum and titanium.

DOTY: …I then went to be CEO of Vought Aircraft which was a large aircraft structures manufacturer. We made large structures for Airbus, Boeing and other OEMs. As part of our scope of supply we produced the entire fuselage for the 747. We produced wings for gulf stream. We produced a large part of the C17 and other aircraft.

Narrator: While Elmer led Vought he reversed its negative net income, operating income, and EBITDA, improving not only profitability during his tenure, but also productivity, safety and morale.

[ELMER DOTY’S PAST POSITION APPEARS, FOLLOWED BY VOUGHT AIRCRAFT GRAPH]

Narrator: Patrice Merrin is a proven operating executive with an impressive track record of value creation. She has successfully led CEO search committees and is known as a constructive consensus builder.

[PATRICE MERRIN NAME AND PICTURE APPEARS, ALONG WITH BULLET LIST OF CREDENTIALS]

MERRIN: … I have chaired a couple of CEO search committees myself. … And I think that my experience in judging people, behavior, looking at what the organization needs in a very agnostic fashion. It’s something that I feel comfortable with.

MERRIN: … I like to think that the board actually should be a value-creating unit of the corporation just like the assembly line is and that comes from people really knowing what their job is at the board level which is really to get the CEO right … and then to hold the CEO to metrics that are agreed, that are transparent and that can be translated to every stakeholder that there is.

Narrator: Throughout Patrice Merrin’s tenure at Sherritt International, she saw their sales, net income, EBITDA and operating income grow. Patrice’s significant experience as a director of public companies and industry insights will make her a valuable addition to the Board.

[PATRICE MERRIN’S PAST POSITION APPEARS, FOLLOWED BY SHERRITT INTERNATIONAL CORPORATION GRAPH]

[What are the challenges facing Arconic and how can we fix them?]

DOTY:…what would appear to be the issue with Arconic and what seems to be holding it back is … the focus of the senior leadership team is somewhere other than trying to create an environment where the people in the operating unit can be successful in what they're trying to do which is really improve the business…So either the leadership has to change fundamentally what it thinks and believes, or you have to change the leadership. In my experience that's the only way to get there.

AYERS: … I really think they need to get back to the fundamentals of how do we improve the business that we have. A lot of great assets, a lot of good technology, wonderful people which need to be effectively led.

KESSLER: I fundamentally believe that you know a company like Arconic has great people which we need to re-empower to really run the company, make the company better, make it faster, make it more agile... This is about rolling up sleeves … and really getting to … the operational excellence piece of the business.

MARIN: Arconic right now needs a real meat and potatoes leader. Someone who really knows how to drill down, look at where profit is made, look at where costs are, look at the value stream in the organization and look at every kind of advantage the corporation has, where it has disadvantages, and where is opportunity.

[Coming together as a Board]

AYERS: … first and foremost when you join the board of a company you’re saying that you’re going to represent the shareholders and that’s why you are being put onto that board.

KESSLER: … and I believe an aligned board will be able to make a very quick and very positive impact in the company and for the shareholders and obviously for everybody involved.

MERRIN: I think the Arconic board has an opportunity to renew and refresh itself with more independence, more heterogeneity of industry and career experience background … the first thing to do is to spend time with one another in informal settings, have high communication, get to know each other … we're all adults, people know how to adapt after things that have been challenging and difficult. …

DOTY: … I really enter this with the absolute belief that everybody involved wants to move the business forward and will do the professional and correct things required to do just that.

KESSLER: … I think we only have one goal in mind, which is, you know, making Arconic a better company … This is about agility and tackling the issues relatively quickly … to really get the company to new heights and also obviously creating shareholder value, as I said, not only for the shareholder but also for the employees of Arconic.

AYERS: … because we are all going to be there for the same reason. That we want to help to ensure that Arconic is a great company that it can be.

NARRATOR: Remember, vote the blue card for Chris Ayers, Elmer Doty, Bernd Kessler and Patrice Merrin. For a New Arconic.

[NOMINEES’ NAMES AND PICTURES APPEAR ON SCREN]

[GRAPHIC + NEW ARCONIC]

END